Exhibit 99.1

NEWS RELEASE

CONTACT:
Gary S. Maier
(310) 471-1288

MOTORCAR PARTS OF AMERICA RECEIVES NOTICE FROM NASDAQ DUE TO DELAYED FILING OF FORM 10-Q

LOS ANGELES, CA – November 20, 2018 – Motorcar Parts of America, Inc.
(Nasdaq: MPAA) today announced it received a notice from the NASDAQ Stock Market on November 15, 2018 indicating that the company is not in compliance with NASDAQ listing rules because its Form 10-Q for its fiscal 2019 second quarter ended September 30, 2018 was not timely filed. The notice, which the company expected, was issued in accordance with standard NASDAQ procedures as a result of the delayed filing. Timely filing of periodic reports is a requirement for continued listing under NASDAQ Marketplace Rule 5250(c)(1).

The delay in filing is due to the company’s inability to timely process the financial information for its fiscal 2019 second quarter, which is primarily related to a review of accounting practices associated with the timing of recognizing certain expenses incurred in connection with new business. These expenses are primarily allowances for core inventory purchase obligations at the start of a new business relationship.

The company does not believe this review of the accounting for new business contracts will affect its liquidity, operations or strong growth momentum.

The company continues to focus significant efforts on completing the processing of this information and expects to file its Form 10-Q for the fiscal 2019 second quarter ended
September 30, 2018 as soon as practicable. Upon completion of these filings, Motorcar Parts of America will be current in its financial reporting.

The NASDAQ notice directs the company to submit a plan by January 14, 2019.  The company expects to address the notice by filing its Form 10-Q and submitting a required updated compliance plan within such timeframe.

About Motorcar Parts of America

Motorcar Parts of America, Inc. is a remanufacturer, manufacturer and distributor of automotive aftermarket parts -- including alternators, starters, wheel bearing and hub assemblies, brake master cylinders, brake power boosters, rotors, brake pads and turbochargers utilized in imported and domestic passenger vehicles, light trucks and heavy-duty applications.  In addition, the company designs and manufactures test equipment for performance, endurance and production testing of alternators, starters, electric motors, inverters and belt starter generators for both the OE and aftermarket. Motorcar Parts of America’s products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with facilities located in California, Canada, Mexico, Malaysia and China, and administrative offices located in California, Tennessee, Mexico, Singapore, Malaysia and Canada. Additional information is available at www.motorcarparts.com

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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors.  Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2018 and in its Forms 10-Q filed with the SEC for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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